Exhibit 10.1

May 27, 2025

Michael Port

Re: Promotion to CFO

Dear Mike:

On behalf of Urgently Inc. ("Urgently”), we are so excited to offer you the position of Chief Financial Officer starting on June 6, 2025. We are confident that you will play a vital role in our long-term success in this new role!

This letter summarizes some of the important aspects of your new role with us.

You will report to Matthew Booth, CEO, or his designee, and you will work remotely. You will be responsible for the duties laid out in the job description associated with this position and such duties that are assigned to you from time to time.

Your base salary will be $300,000.00 annually which will be paid in bi-weekly installments of $11,538.46 less payroll deductions and withholdings. You will be paid every other Friday and a calendar of our paydays is attached.

You will be eligible to participate in the Company’s incentive compensation plan, which is administered by the Compensation Committee of our Board of Directors and is based on achievement of annual planned revenue and non-GAAP operating loss/income. It is contemplated, pursuant to such incentive compensation plan, that you will be eligible to earn an annual bonus of up to 30% of your base salary, prorated based on length of service during the relevant year, subject to your meeting objectives set by the Company and Board approval. The determination of whether you earned such objectives will be made by the Company’s Compensation Committee in its sole discretion. You shall not have a vested right in any bonus payment from the Company until final determination is made, as applicable, regarding the amount, if any, of such bonus. Any bonus paid to you shall be paid pursuant to the terms of the incentive compensation plan and shall be subject to standard federal and state withholdings requirements.

Subject to approval of our Board of Directors and pursuant to a restricted stock unit (RSU) agreement, you will be issued 5,000 RSUs, with each unit representing the

8609 Westwood Center Drive Suite 810 • Vienna, VA 22182 • www.geturgently.com right to receive one share of the Company’s common stock. The RSUs will vest on a time-based schedule ending on February 1, 2026 as long as you are actively employed by the Company on the vesting date.

In addition, you will receive a bonus of $50,000.00 to be paid out in February of 2026. This bonus will be considered earned so long as you are actively employed and in good standing as of February 1, 2026.

In the event that your employment is terminated involuntarily without Cause prior to February 1, 2026, the bonus will be accelerated and paid to you in full within 30 days of your final day with the Company and your RSUs will accelerate vesting effective as of your final day with the Company, subject to your execution of the Company’s standard form severance agreement and release of claims. For this purpose, “Cause” means that the Company has determined in its sole discretion that you have engaged in any of the following: (i) a material breach of any covenant or condition under this letter agreement or any other agreement between the Company and you; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of Company; (vi) negligence or incompetence in the performance of your duties or failure to perform such duties in a manner satisfactory to the Company after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty.

Urgently is pleased to offer you approximately twelve (12) paid holidays a year. You may take a reasonable amount of paid time off (PTO), as long as it’s discussed and approved in advance by your manager and does not cause undue hardship on your team members and our company. Since PTO is not accrued, it is not paid out upon termination.

You will be eligible to participate on the same basis as similarly situated employees in our benefit plans and a high-level overview of the benefits we offer are included in this packet for your review. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. Urgently reserves the right to change, alter, or terminate any benefit plan.

Your employment with Urgently will continue to be “at will” which means that either you or we may terminate your employment at any time for any reason, with or without advance notice. Your employment is subject to our personnel policies and procedures and they may be interpreted, adopted, revised, or deleted from time to time at our sole discretion.

8609 Westwood Center Drive Suite 810 • Vienna, VA 22182 • www.geturgently.com

By signing this letter, you acknowledge that the terms described in this letter, together with the Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement, set forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of Urgently Inc., except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

This is an exciting time for our business and for our industry and we are so excited to have you join our team and contribute your talents to our growth!

Please accept this offer by signing and dating below and returning within 7 days.

Sincerely,

/s/ Matthew Booth Date: May 28, 2025

Matthew Booth

Chief Executive Officer

ACCEPTED AND AGREED TO:

Name: /s/ Michael Port

Date: May 28, 2025

8609 Westwood Center Drive Suite 810 • Vienna, VA 22182 • www.geturgently.com